Exhibit 10.1

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Award Agreement—Performance Stock Unit Award

Dear [    ]:

Congratulations on your selection as a Participant in the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the contingent performance stock unit award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency or discrepancy between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms as interpreted by the Committee shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You have been approved for a contingent performance stock unit award (“Award”), under and subject to the terms and conditions of the Plan. This Award affords you the opportunity to receive Shares of the Company in [ ] based upon the attainment of certain financial performance goals from January 1, 20 through December 31, 20 , as explained below. Your Award represents an unsecured future right to receive Company Shares.

2.	Purpose of Award and Financial Performance Goals. This Award is made to provide additional emphasis on, and an incentive to achieve, the following important financial performance goals for the Company on an overall basis during the performance period from January 1, 20 through December 31, 20 :

[Performance-Based Vesting Schedule]

Attainment of the performance goals will be determined solely by the Committee and will be based on the financial performance results of the Company, as adjusted for any unusual items, all as defined and interpreted by the Committee.

3.	Payment. The Award will be payable to you in [ ] in Shares, provided the Committee determines that the Company has attained or exceeded at least one of its Threshold goals set forth in the table above. The Award becomes vested upon the payment of Shares. The table below shows the number of Shares that would be payable in [ ] if the specified goals were to be precisely attained (i.e., Threshold, Target or Maximum) for all of the financial performance measurements set forth in the table above.

	Threshold		Target		Maximum
Number of Shares	[	]	[	]	[	]

In calculating the actual Shares payable under this Award, if any, each of the performance measurements will be weighted [                ], and payment will be pro-rated if financial performance falls between goals. The payment of Shares delivered to you in connection with this Award will be reduced by any taxes that must be paid or withheld as determined by the Company.

4.	Voting. You shall not be a shareholder of record with respect to this Award and you shall have no voting rights with respect to the Award during the performance period.

5.	Dividend Equivalents. You are not entitled to receive dividend equivalents during the performance period unless otherwise determined by the Committee.

6.	Rights as a Shareholder. Prior to the payment of Shares pursuant to this Award Agreement, you shall not be treated as owner of the Shares, you shall not have any rights as a shareholder as to those Shares, and you shall have only a contractual right to receive them, unsecured by any assets of the Company or any of its Affiliates.

7.	Employment Termination. The Award will be cancelled if your employment with the Company and its Affiliates terminates before the payment of the Shares for any reason other than your death, Retirement or Disability.

For purposes of this Award Agreement:

a. “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

b. “Retirement” shall mean the termination of your service with the Company and its Affiliates as a result of your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company, General Electric Company and any of their Affiliates.

8.	Change of Control. Unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed, this Award shall fully vest as of the effective date of the Change of Control; shall be deemed earned based on the target performance being attained for the performance period; shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control pro rata based on the portion of the performance period elapsed on the date of the Change of Control in cash, Shares, other securities, or any combination (as determined by the Committee) having a Fair Market Value of the earned Shares on the date of the Change of Control; and shall thereafter terminate; provided, however, that if, as of the effective date of a Change of Control, you have been designated as a participant under the Company’s 2005 Change of Control Plan, or any successor plan, this Section 8 shall not apply and this Award shall instead be governed by the terms and conditions of such plan.

9.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. Any and all determinations with respect to the interpretation and application of this Award, including the attainment or measurement of performance goals and the determination of your right to, or the amount (if any) of, any payment pursuant hereto, shall lie solely with the Committee. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

10.	Continuation of Employment or Award. Nothing in this Award Agreement or the Plan is intended to constitute or create a contract of employment. Moreover, neither this Award Agreement nor the Plan shall confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement or Plan interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time. Furthermore, neither the Award nor the Plan is part of your employment contract. The Plan and any awards granted thereunder are managed at the discretion of the Company and/or its Committee. The terms and conditions of future awards, if any, will be determined by the Company and/or its Committee if and when such new awards are to be made.

11.	Plan. A copy of the Plan will be furnished upon request. Furthermore, by accepting this Award, you expressly consent that the Plan and any other documentation or information relating thereto, including this Award Agreement , will be made available in English only.

12.

Electronic Delivery and Acceptance. By accepting this Award, you agree, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the

Company may be required to deliver in connection with this Award and any other awards offered by the Company, its Affiliates, and any predecessors or successors. Such documents may include but are not limited to award summaries, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications. Electronic delivery of a document may be via a Company e-mail system or by reference to a location on a Company intranet site to which you have access.

13.	Amendment, Modification, Suspension, and Termination of Plan and Award. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent if a Change of Control occurs.

If the Company makes a good faith determination that any compensation provided under this Award Agreement or the Plan is likely to be subject to the additional tax imposed by Internal Revenue Code (“IRC”) Section 409A, the Company shall use its commercially reasonable efforts to modify the Agreement to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Participant under this Award Agreement (other than any diminution that may be attributable to the time value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required). Such modification may be made without prior notice to or consent of the Participant. The Company and the Participant acknowledge that there is considerable uncertainty regarding the interpretation of IRC Section 409A and, that the available guidance at the time this Award Agreement is executed is incomplete and not definitive. The Participant further acknowledges that he shall be solely responsible for the payment of any tax liability that arises under IRC Section 409A that may result from any compensation received by Participant pursuant to the Plan or this Award Agreement.

14.	Data Protection. The Company and its Third Party Service Providers may need to collect and use information about you for the purpose of administering the Award and the Plan and to comply with tax, reporting, and other disclosure obligations under applicable laws and regulations. Such data includes, but is not limited to, the information provided in your Award documentation (including this Award Agreement) and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan and Shares granted under the Plan (collectively, “Personal Data”). Such information may from time to time be transferred outside the country in which you work or are employed to the United States and/or other countries, between the Company and its Affiliates and to Third Party Service Providers to administer the Plan and to comply with applicable laws and regulations.

By accepting this Award, you are affirming your consent to the collection, processing, disclosure, use, and transfer of your personal information for these purposes. The Company will take all reasonable measures to keep such Personal Data confidential and accurate. The failure to consent to the collection, processing, disclosure, use, and transfer of such Personal data may limit or prohibit your participation under the Plan.

15.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

16.	Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to your Award hereunder and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. The various provisions of this Award Agreement, the Plan, and the rules and procedures adopted by the Committee are severable, and if any provision thereof is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions thereof.

17.	Acknowledgement and Agreement. By accepting this Award, you acknowledge receipt of this Award and the Plan and that you have read, understood, and agree to the terms herein, the Plan, and all information about the Award available on the Company’s intranet. You also acknowledge that you have had an opportunity to seek separate fiscal, legal, and taxation advice in relation thereto. You agree to be bound by the terms and conditions stated in this Award Agreement, including, without limitation, the terms and conditions of the Plan incorporated by reference herein. Without in any way limiting the authority of the Committee with respect to this Award, including paragraph 4 above, you agree that:

a. If, prior to the payment of the Award, you voluntarily terminate your employment with the Company and its Affiliates, or you are removed from your position for any reason, you will not be entitled to any payment under this Award.

b. If you retire, become disabled, or die prior to [            ] and would have received a payment under this Award but for such Retirement, Disability, or death, you or your estate in the case of death, will be given a pro rata payment in [            ], based on the number of months worked during the performance period, subject to the discretion of the Committee to reduce or cancel such payment.

Participant’s Signature
Date

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